UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.     )*

Bankrate, Inc.

(Name of Issuer)

Common Stock, $0.01 par value

(Title of Class of Securities)

06647F102

(CUSIP Number)

December 31, 2011

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes)

CUSIP No. 06647F102	13G	Page 2 of 22 Pages

1.	Name of Reporting Persons: Ben Holding S.a.r.l.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Luxembourg
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 53,803,694
	6.	Shared Voting Power: -0-
	7.	Sole Dispositive Power: 53,803,694
	8.	Shared Dispositive Power: -0-
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 53,803,694
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 53.8%[1]
12.	Type of Reporting Person (See Instructions): OO

[1]	The calculation of the foregoing percentage is based on 99,993,300 shares of common stock outstanding as of December 12, 2011.

CUSIP No. 06647F102	13G	Page 3 of 22 Pages

1.	Name of Reporting Persons: Apax Europe VII GP Co. Ltd
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Guernsey
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: -0-
	6.	Shared Voting Power: 53,803,694
	7.	Sole Dispositive Power: -0-
	8.	Shared Dispositive Power: 53,803,694
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 53,803,694
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 53.8%[2]
12.	Type of Reporting Person (See Instructions): OO

[2]	The calculation of the foregoing percentage is based on 99,993,300 shares of common stock outstanding as of December 12, 2011.

CUSIP No. 06647F102	13G	Page 4 of 22 Pages

1.	Name of Reporting Persons: Apax Europe VII GP L.P. Inc.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Guernsey
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: -0-
	6.	Shared Voting Power: 53,803,694
	7.	Sole Dispositive Power: -0-
	8.	Shared Dispositive Power: 53,803,694
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 53,803,694
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 53.8%[3]
12.	Type of Reporting Person (See Instructions): OO

[3]	The calculation of the foregoing percentage is based on 99,993,300 shares of common stock outstanding as of December 12, 2011.

CUSIP No. 06647F102	13G	Page 5 of 22 Pages

1.	Name of Reporting Persons: Apax Europe VII-1, L.P.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: England
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: -0-
	6.	Shared Voting Power: 53,803,694
	7.	Sole Dispositive Power: -0-
	8.	Shared Dispositive Power: 53,803,694
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 53,803,694
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 53.8%[4]
12.	Type of Reporting Person (See Instructions): OO

[4]	The calculation of the foregoing percentage is based on 99,993,300 shares of common stock outstanding as of December 12, 2011.

CUSIP No. 06647F102	13G	Page 6 of 22 Pages

1.	Name of Reporting Persons: Apax Europe VII-A, L.P.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: England
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: -0-
	6.	Shared Voting Power: 53,803,694
	7.	Sole Dispositive Power: -0-
	8.	Shared Dispositive Power: 53,803,694
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 53,803,694
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 53.8%[5]
12.	Type of Reporting Person (See Instructions): OO

[5]	The calculation of the foregoing percentage is based on 99,993,300 shares of common stock outstanding as of December 12, 2011.

CUSIP No. 06647F102	13G	Page 7 of 22 Pages

1.	Name of Reporting Persons: Apax Europe VII-B, L.P.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: England
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: -0-
	6.	Shared Voting Power: 53,803,694
	7.	Sole Dispositive Power: -0-
	8.	Shared Dispositive Power: 53,803,694
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 53,803,694
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 53.8%[6]
12.	Type of Reporting Person (See Instructions): OO

[6]	The calculation of the foregoing percentage is based on 99,993,300 shares of common stock outstanding as of December 12, 2011.

CUSIP No. 06647F102	13G	Page 8 of 22 Pages

1.	Name of Reporting Persons: Apax Guernsey (Holdco) PCC Limited
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Guernsey
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: -0-
	6.	Shared Voting Power: 53,803,694
	7.	Sole Dispositive Power: -0-
	8.	Shared Dispositive Power: 53,803,694
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 53,803,694
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 53.8%[7]
12.	Type of Reporting Person (See Instructions): OO

[7]	The calculation of the foregoing percentage is based on 99,993,300 shares of common stock outstanding as of December 12, 2011.

CUSIP No. 06647F102	13G	Page 9 of 22 Pages

1.	Name of Reporting Persons: APAX PARTNERS EUROPE MANAGERS LTD
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: England
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: -0-
	6.	Shared Voting Power: 53,803,694
	7.	Sole Dispositive Power: -0-
	8.	Shared Dispositive Power: 53,803,694
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 53,803,694
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 53.8%[8]
12.	Type of Reporting Person (See Instructions): OO

[8]	The calculation of the foregoing percentage is based on 99,993,300 shares of common stock outstanding as of December 12, 2011.

CUSIP No. 06647F102	13G	Page 10 of 22 Pages

1.	Name of Reporting Persons: Apax US VII, L.P.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: -0-
	6.	Shared Voting Power: 53,803,694
	7.	Sole Dispositive Power: -0-
	8.	Shared Dispositive Power: 53,803,694
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 53,803,694
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 53.8%[9]
12.	Type of Reporting Person (See Instructions): OO

[9]	The calculation of the foregoing percentage is based on 99,993,300 shares of common stock outstanding as of December 12, 2011.

CUSIP No. 06647F102	13G	Page 11 of 22 Pages

1.	Name of Reporting Persons: Apax US VII GP, L.P.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: England
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: -0-
	6.	Shared Voting Power: 53,803,694
	7.	Sole Dispositive Power: -0-
	8.	Shared Dispositive Power: 53,803,694
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 53,803,694
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 53.8%[10]
12.	Type of Reporting Person (See Instructions): OO

[10]	The calculation of the foregoing percentage is based on 99,993,300 shares of common stock outstanding as of December 12, 2011.

CUSIP No. 06647F102	13G	Page 12 of 22 Pages

1.	Name of Reporting Persons: Apax US VII GP, Ltd.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: England
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: -0-
	6.	Shared Voting Power: 53,803,694
	7.	Sole Dispositive Power: -0-
	8.	Shared Dispositive Power: 53,803,694
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 53,803,694
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 53.8%[11]
12.	Type of Reporting Person (See Instructions): OO

[11]	The calculation of the foregoing percentage is based on 99,993,300 shares of common stock outstanding as of December 12, 2011.

CUSIP No. 06647F102	13G	Page 13 of 22 Pages

1.	Name of Reporting Persons: Megrue, John F
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: -0-
	6.	Shared Voting Power: 53,803,694
	7.	Sole Dispositive Power: -0-
	8.	Shared Dispositive Power: 53,803,694
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 53,803,694
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 53.8%[12]
12.	Type of Reporting Person (See Instructions): IN

[12]	The calculation of the foregoing percentage is based on 99,993,300 shares of common stock outstanding as of December 12, 2011.

CUSIP No. 06647F102	13G	Page 14 of 22 Pages

Item 1.	(a).	Name of Issuer

Bankrate, Inc. (the “Company”)

	(b).	Address of Issuer’s Principal Executive Offices:

11760 U.S. Highway One, Suite 200 North Palm Beach, Florida 33408

Item 2	(a).	Name of Person Filing

Item 2	(b).	Address of Principal Business Office

Item 2	(c).	Citizenship

BEN HOLDING S.A.R.L.

41 BOULEVARD PRINCE HENRI

LUXEMBOURG L-1724

PLACE OF ORGANIZATION: LUXEMBOURG

APAX EUROPE VII GP CO. LTD

THIRD FLOOR ROYAL BANK PLACE

1 GLATEGNY ESPLANADE

ST. PETER PORT, GUERNSEY GY1 2HJ

PLACE OF ORGANIZATION: GUERNSEY

APAX EUROPE VII GP L.P. INC.

THIRD FLOOR ROYAL BANK PLACE

1 GLATEGNY ESPLANADE

ST. PETER PORT, GUERNSEY GY1 2HJ

PLACE OF ORGANIZATION: GUERNSEY

APAX EUROPE VII-1, L.P.

THIRD FLOOR ROYAL BANK PLACE

1 GLATEGNY ESPLANADEST.

PETER PORT, GUERNSEY GY1 2HJ

PLACE OF ORGANIZATION: ENGLAND

APAX EUROPE VII-A, L.P.

THIRD FLOOR ROYAL BANK PLACE

1 GLATEGNY ESPLANADE

ST. PETER PORT, GUERNSEY GY1 2HJ

PLACE OF ORGANIZATION: ENGLAND

APAX EUROPE VII-B, L.P.

THIRD FLOOR ROYAL BANK PLACE

1 GLATEGNY ESPLANADE

ST. PETER PORT, GUERNSEY GY1 2HJ

PLACE OF ORGANIZATION: ENGLAND

APAX GUERNSEY (HOLDCO) PCC LIMITED

THIRD FLOOR, ROYAL BANK PLACE

1 GLATEGNY ESPLANADE

ST. PETER PORT, GUERNSEY GY1 2HJ

PLACE OF ORGANIZATION: GUERNSEY

APAX PARTNERS EUROPE MANAGERS LTD

33 JERMYN STREET

LONDON SW1Y 6DN

PLACE OF ORGANIZATION: ENGLAND

APAX US VII, L.P.

P.O. BOX 908GT

GEORGETOWN

GRAND CAYMAN KY1-9002

PLACE OF ORGANIZATION: CAYMAN ISLANDS

APAX US VII GP, L.P.

C/O WALKER SPV LIMITED

WALKER HOUSE, PO BOX 908GT

GEORGE TOWN, GRAND CAYMAN KY1-9002

PLACE OF ORGANIZATION: CAYMAN ISLANDS

APAX US VII GP, LTD.

P.O. BOX 908GT

GEORGE TOWN, GRAND CAYMAN KY1-9002

PLACE OF ORGANIZATION: CAYMAN ISLANDS

MEGRUE, JOHN F

C/O APAX PARTNERS, L.P.

601 LEXINGTON AVENUE, 53RD FLOOR

NEW YORK, NY 10022

CITIZENSHIP: UNITED STATES

The foregoing persons are hereinafter sometimes collectively referred to as the “Reporting Persons.” Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Ben Holding S.a r.l. is owned by Apax US VII, L.P. (holding 7%) and Apax WW Nominees Ltd. (holding 93% as a nominee for Apax Europe VII-A, L.P., Apax Europe VII-B, L.P. and Apax Europe VII-1, L.P.). Apax Europe VII GP L.P. Inc. is the general partner of each of Apax Europe VII-A, L.P., Apax Europe VII-B, L.P. and Apax Europe VII-1, L.P. Apax Europe VII GP Co. Ltd is the general partner of Apax Europe VII GP L.P. Inc. Apax Partners Europe Managers Ltd has been appointed by Apax Europe VII GP L.P. Inc. as discretionary investment manager of the investments of Apax Europe VII-A, L.P., Apax Europe VII-B, L.P. and Apax Europe VII-1, L.P. Apax Europe VII GP Co. Ltd is a wholly owned subsidiary of Apax Guernsey (Holdco) PCC Limited. Apax US VII GP, L.P. is the general partner of Apax US VII, L.P. Apax US VII GP, Ltd. is the general partner of Apax US VII GP, L.P. John F. Megrue owns 100% of the equity interests of Apax US VII GP, Ltd.

Item 2	(d).	Title of Class of Securities:

Common Stock, $0.01 par value (the “Common Stock”)

Item 2	(e).	CUSIP Number:

06647F102

Item 3.	If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

Not applicable.

CUSIP No. 06647F102	13G	Page 15 of 22 Pages

Item 4.	Ownership.

(a) Amount beneficially owned:

As of the date hereof each of the Reporting Persons may be deemed to be the beneficial owner of the 53,803,694 shares of Common Stock held by Ben Holding S.a.r.l.

(b) Percent of class:

The Company’s Registration Statement on Form S-1 filed with the Securities Exchange Commission on December 6, 2011 indicates that, upon the completion of the offering, there would be 99,993,300 shares of Common Stock outstanding. The offering was consummated on December 12, 2011. Based on this number of outstanding shares of Common Stock, as of the date hereof, each of the Reporting Persons may be deemed to be the beneficial owner of approximately 53.8% of the total number of outstanding shares of Common Stock.

(c) Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote

See Item 5 of each cover page.

(ii) Shared power to vote or to direct the vote

See Item 6 of each cover page.

(iii) Sole power to dispose or to direct the disposition of

See Item 7 of each cover page.

(iv) Shared power to dispose or to direct the disposition of

See Item 8 of each cover page.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

Not applicable.

CUSIP No. 06647F102	13G	Page 16 of 22 Pages

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED: February 14, 2012

BEN HOLDING S.A.R.L.

By:	/s/ Nathan Lane
Name:	Nathan Lane
Title:	Class B Manager

By:	/s/ Geoffrey Henry
Name:	Geoffrey Henry
Title:	Class A Manager

APAX EUROPE VII GP CO. LTD

By:	/s/ A.W. Guille
Name:	A.W. Guille
Title:	Director

APAX EUROPE VII GP LP. INC.

By: Apax Europe VII GP Co. Limited Its General Partner

By:	/s/ A.W. Guille
Name:	A.W. Guille
Title:	Director

FOR AND ON BEHALF OF APAX PARTNERS EUROPE MANAGERS LIMITED AS MANAGER OF APAX EUROPE VII - 1, L.P.

By:	/s/ Nico Hansen
Name:	Nico Hansen
Title:	Director

By:	/s/ Martin Halusa
Name:	Martin Halusa
Title:	Director

CUSIP No. 06647F102	13G	Page 17 of 22 Pages

FOR AND ON BEHALF OF APAX PARTNERS EUROPE MANAGERS LIMITED AS MANAGER OF APAX EUROPE VII - A, L.P.

By:	/s/ Nico Hansen
Name:	Nico Hansen
Title:	Director

By:	/s/ Martin Halusa
Name:	Martin Halusa
Title:	Director

FOR AND ON BEHALF OF APAX PARTNERS EUROPE MANAGERS LIMITED AS MANAGER OF APAX EUROPE VII - B, L.P.

By:	/s/ Nico Hansen
Name:	Nico Hansen
Title:	Director

By:	/s/ Martin Halusa
Name:	Martin Halusa
Title:	Director

APAX GUERNSEY (HOLDCO) PCC LTD

By:	/s/ A. W. Guille
Name:	A. W. Guille
Title:	Director

APAX PARTNERS EUROPE MANAGERS LTD

By:	/s/ Nico Hansen /s/ Martin Halusa
Name:	Nico Hansen Martin Halusa
Title:	Director Director

CUSIP No. 06647F102	13G	Page 18 of 22 Pages

APAX US VII, L.P.

By:	Apax US VII GP, L.P.
Its General Partner

By:	Apax US VII GP, Ltd.
Its General Partner

By:	/s/ John Megrue
Name: John Megrue
Title: CEO

APAX US VII GP, L.P.

By:	Apax US VII GP, Ltd.
Its General Partner

By:	/s/ John Megrue
Name: John Megrue
Title: CEO

APAX US VII GP, LTD.

By:	/s/ John Megrue
Name:	John Megrue
Title:	CEO

MEGRUE, JOHN F

By:	/s/ John Megrue
Name:	John Megrue
Title:	CEO

CUSIP No. 06647F102	13G	Page 19 of 22 Pages

EXHIBIT LIST

Exhibit A Joint Filing Agreement, dated as of February 14, 2012, by and among Ben Holding S.a r.l., Apax US VII, L.P., Apax Europe VII-A, L.P., Apax Europe VII-B, L.P., Apax Europe VII-1, L.P., Apax Europe VII GP L.P. Inc., Apax Europe VII GP Co. Ltd, Apax Partners Europe Managers Ltd, Apax Guernsey (Holdco) PCC Limited., Apax US VII GP, L.P., Apax US VII GP, Ltd. and John F. Megrue.

CUSIP No. 06647F102	13G	Page 20 of 22 Pages

JOINT FILING AGREEMENT

This will confirm the agreement by and among the undersigned that the Schedule 13G filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the shares of Common Stock, par value $0.01, of Bankrate, Inc., is being filed, and all amendments thereto will be filed, on behalf of each of the persons and entities named below in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated: February 14, 2012

BEN HOLDING S.A.R.L.

By:	/s/ Nathan Lane
Name:	Nathan Lane
Title:	Class B Manager

By:	/s/ Geoffrey Henry
Name:	Geoffrey Henry
Title:	Class A Manager

APAX EUROPE VII GP CO. LTD

By:	/s/ A.W. Guille
Name:	A.W. Guille
Title:	Director

APAX EUROPE VII GP LP. INC.

By: Apax Europe VII GP Co. Limited

Its General Partner

By:	/s/ A.W. Guille
Name:	A.W. Guille
Title:	Director

CUSIP No. 06647F102	13G	Page 21 of 22 Pages

FOR AND ON BEHALF OF APAX PARTNERS EUROPE MANAGERS LIMITED AS MANAGER OF APAX EUROPE VII - 1, L.P.

By:	/s/ Nico Hansen
Name:	Nico Hansen
Title:	Director

By:	/s/ Martin Halusa
Name:	Martin Halusa
Title:	Director

FOR AND ON BEHALF OF APAX PARTNERS EUROPE MANAGERS LIMITED AS MANAGER OF APAX EUROPE VII - A, L.P.

By:	/s/ Nico Hansen
Name:	Nico Hansen
Title:	Director

By:	/s/ Martin Halusa
Name:	Martin Halusa
Title:	Director

FOR AND ON BEHALF OF APAX PARTNERS EUROPE MANAGERS LIMITED AS MANAGER OF APAX EUROPE VII - B, L.P.

By:	/s/ Nico Hansen
Name:	Nico Hansen
Title:	Director

By:	/s/ Martin Halusa
Name:	Martin Halusa
Title:	Director

APAX GUERNSEY (HOLDCO) PCC LTD

By:	/s/ A. W. Guille
Name:	A. W. Guille
Title:	Director

CUSIP No. 06647F102	13G	Page 22 of 22 Pages

APAX PARTNERS EUROPE MANAGERS LTD

By:	/s/ Nico Hansen /s/ Martin Halusa
Name:	Nico Hansen Martin Halusa
Title:	Director Director

APAX US VII, L.P.

By:	Apax US VII GP, L.P.
Its General Partner

By:	Apax US VII GP, Ltd.
Its General Partner

By:	/s/ John Megrue
Name: John Megrue
Title: CEO

APAX US VII GP, L.P.

By:	Apax US VII GP, Ltd.
Its General Partner

By:	/s/ John Megrue
Name: John Megrue
Title: CEO

APAX US VII GP, LTD.

By:	/s/ John Megrue
Name:	John Megrue
Title:	CEO

MEGRUE, JOHN F

By:	/s/ John Megrue
Name:	John Megrue
Title:	CEO